SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

AMERICASBANK CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2008, AT 4:00 P.M.

May 12, 2008

Dear Fellow Stockholder:

This letter supplements our proxy statement dated April 18, 2008 delivered in connection with the annual meeting of stockholders of AmericasBank Corp. that will be held Wednesday, May 21, 2008 at 4:00 p.m., local time, at AmericasBank’s office located at 500 York Road, Towson, Maryland (the “Annual Meeting”).

After the mailing of our proxy statement on April 18, 2008, Mark H. Anders was dismissed as President and Chief Executive Officer of AmericasBank Corp. and AmericasBank, and A. Gary Rever, Executive Vice President and Chief Financial Officer of AmericasBank Corp. and AmericasBank, was named Acting Chief Executive Officer of AmericasBank Corp. and AmericasBank. In connection with these events, Mr. Anders resigned as a director of AmericasBank Corp. and AmericasBank and withdrew his name from consideration as a nominee for election to the Board of Directors of AmericasBank Corp. for a three-year term expiring in 2011. As a result of the resignation of Mr. Anders from the Board, in addition to the previously announced retirement of Mark D. Noar, M.D., Richard C. Faint, Jr., Nicholas J. Belitsos, M.D. and Graylin E. Smith from the Board of Directors, which retirements will be effective at the Annual Meeting, the Board of Directors has determined to decrease the size of the Board from thirteen (13) to eight (8) members effective at the Annual Meeting.

Enclosed is a proxy card. If you have not yet voted, or if you have already voted and wish to change your vote, you may cast your vote by mailing your signed proxy card immediately in the enclosed postage-paid envelope. If you have already completed and mailed your proxy card, or if you complete the enclosed proxy card, your votes will be counted as you instruct, except that any votes for Mr. Anders for election as a director will not be counted. You may revoke your proxy at any time prior to or at the meeting by written notice to AmericasBank Corp., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

We look forward to seeing you at the meeting.

Sincerely,

LEE W. WARNER Chairman of the Board of Directors